EXHIBIT (h)(1)

                                    Delegation Amendment

October 1, 2003

Mr. Sean X. McKessy
The Preferred Group of Mutual Funds
411 Hamilton Boulevard, Suite 1200
Peoria, IL 61602-1104

Dear Mr. McKessy:


The Preferred Group of Mutual Funds (the "Fund") and State Street Bank and Trust Company (the "Transfer Agent") are parties to an agreement dated as of June 23, 1992 (the "Agreement") under which the Transfer Agent performs certain transfer agency and/or record-keeping services for the Fund. In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, (collectively, the "USA PATRIOT Act"), the Fund has requested and the Transfer Agent has agreed to amend the Agreement as of the date hereof in the manner set forth below:

WHEREAS, the USA PATRIOT Act imposes new anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Fund recognizes the importance of complying with the USA PATRIOT Act and the Fund has developed and implemented a written anti-money laundering program, which is designed to satisfy the requirements of the USA PATRIOT Act, (the "Fund's Program");

WHEREAS, the USA PATRIOT Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of aspects of the fund's anti-money laundering program; and

WHEREAS, the Fund desires to delegate to the Transfer Agent the implementation and operation of certain aspects of the Fund's Program and the Transfer Agent desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.       Delegation; Services.

  1.1 Subject to the terms and conditions set forth in the Agreement, the Transfer Agent agrees to perform those services that are set forth on Exhibit A, attached hereto. The services set forth on Exhibit A may be amended, from time to time, by mutual agreement of the parties upon the execution by both parties of a revised Exhibit A bearing a later date than the date hereof.


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   1.2   The Transfer Agent agrees to perform such services, with respect to the ownership, or attempted ownership, of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement.

2.       Consent to Examination/Audits.

   2.1 In connection with the performance by the Transfer Agent of the services hereunder, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the Fund's Program may be subject, from time to time, to examination and/or inspection by federal regulators and/or the Fund's auditors in order that the regulators and/or Fund auditors may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners and Fund auditors in connection with their reviews. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners or Fund auditors. With respect to Fund directed audits, the Transfer Agent shall provide such assistance in accordance with reasonable procedures and at reasonable frequencies, which shall not exceed once per quarter unless otherwise agreed to by the parties, and the Fund shall provide reasonable advance notice to the Transfer Agent of such Fund directed audits.

3.       Limitation on Delegation.

   3.1 The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those services on Exhibit A, as such exhibit may be amended from time to time by mutual agreement of the parties, and is not undertaking and shall not be responsible for any other aspect of the Fund's Program or for the overall compliance by the Fund with the USA PATRIOT Act. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing such services with respect to the ownership, or attempted ownership, of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

4.       Expenses.

   4.1 In consideration of the performance of the foregoing duties, the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties. The terms of the Agreement shall apply with respect to the payment of such expense in the same manner and to the same extent as any other expenses incurred under the Agreement.

5.       Miscellaneous.

   5.1 In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

   5.2 Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

   5.3 This Amendment shall supercede the amendment between the Fund and the Transfer Agent dated July 19, 2002.

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     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

WITNESSED BY:                               STATE STREET BANK AND TRUST COMPANY



___________________________                 By:_________________________________
                                               Joseph L. Hooley,
                                               Executive Vice President
Name:______________________

Title:_______________________



WITNESSED BY:                               The Preferred Group of Mutual Funds

___________________________                 By:_________________________________

Name:______________________                 Name:_______________________________

Title:________________________              Title:______________________________

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                                    EXHIBIT A

                                DELEGATED DUTIES

                              Date: October 1, 2003

With respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

o Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities.

o    Submit special payee checks through the OFAC database.

o Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.

o Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent.

o    Review accounts with small balances followed by large purchases.

o Review accounts with frequent activity within a specified date range followed by a large redemption.

o On a daily basis, review purchase and redemption activity per tax identification number ("TIN") within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day.

o Compare all new accounts and registration maintenance through the Known Offenders database and notify the Fund of any match.

o Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the shareholder notices required by the IRS.

o Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Fund with a copy of the SAR within a reasonable time after filing; notify the Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR.

o Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.


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                                    EXHIBIT A

                                DELEGATED DUTIES

                              Date: October 1, 2003

                                   (continued)

o In accordance with procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties) (i) Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person's identity and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Fund by any government agency.

         In the event that the Transfer Agent detects suspicious activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Fund unless prohibited by applicable Law.

THE PREFERRED GROUP OF                STATE STREET BANK AND TRUST COMPANY
MUTUAL FUNDS


By:_________________________          By:______________________________________
                                         Joseph L. Hooley,
Name:______________________              Executive Vice President

Title:_______________________


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